Exhibit 15.1

KPMG AG
Audit Financial Services
Badenerstrasse 172	P.O. Box 1872	Telephone +41 58 249 31 31
CH-8004 Zurich	CH-8026 Zurich	Fax +41 58 249 44 06
Internet www.kpmg.ch

Credit Suisse Group AG

Zurich, Switzerland

Re: Registration Statement filed on Form F-4 on October 30, 2015

With respect to the subject registration statement, we acknowledge our awareness of the incorporation by reference therein of our report dated October 30, 2015 related to our review of interim financial information of Credit Suisse Group AG as of September 30, 2015 and 2014 and for the three and nine-month periods ended September 30, 2015 and 2014.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

KPMG AG

/s/ Simon Ryder	/s/ Anthony Anzevino
Simon Ryder	Anthony Anzevino
Licensed Audit Expert	Global Lead Partner

Zurich, Switzerland

October 30, 2015

KPMG AG/SA, a Swiss corporation, is a subsidiary of KPMG Holding AG/SA, which is a member of the KPMG network of independent firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss legal entity. All rights reserved. The KPMG name, logo and “cutting through complexity” are registered trademarks.

Member of the Swiss Institute of Certified Accountants and Tax Consultants